Exhibit 99.1

MAIN STREET CAPITAL CLOSES $30 MILLION MULTI-YEAR CREDIT FACILITY

MAIN STREET CAPITAL WITH OVER $40 MILLION
OF ADDITIONAL CASH LIQUIDITY

HOUSTON, TEXAS, October 27, 2008 – Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today the closing of a $30 million, three-year investment credit facility (the “Investment Facility”) that will be used to provide additional liquidity in support of future investment and operational activities. Main Street has no borrowings currently outstanding under the Investment Facility. In addition to the expanded liquidity provided by the Investment Facility, Main Street has over $40 million of unrestricted cash and cash equivalents that are also available for future investment and operational activities.

“We are pleased with the confidence and support demonstrated by our lenders in providing Main Street with a multi-year credit facility despite the difficult credit environment,” said Vince Foster, Main Street’s Chairman of the Board and Chief Executive Officer.

The Investment Facility allows for an increase in the total size of the facility up to $75 million, subject to certain conditions, and has a maturity date of October 21, 2011. Borrowings under the Investment Facility bear interest, subject to Main Street’s election, on a per annum basis equal to (i) the applicable LIBOR rate plus 2.75% or (ii) the applicable base rate plus 0.75%. Main Street will pay unused commitment fees of 0.375% per annum on the average unused lender commitments under the Investment Facility. Branch Bank & Trust Company (“BB&T”) and Compass Bank are the lenders under the Investment Facility.

Due to the maturation of Main Street’s investment portfolio and the additional flexibility provided by the Investment Facility, Main Street has unilaterally reduced the commitments under its existing $100 million Treasury Secured Revolving Credit Facility (the “Treasury Facility”) to $50 million. The reduction in the size of the Treasury Facility will reduce the amount of unused commitment fees paid by Main Street. Main Street has no borrowings currently outstanding under the Treasury Facility.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are generally made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the availability of borrowings under the Investment Facility and current cash and cash equivalents to support future investment and operational activities. Any such statements, other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results may vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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